Exhibit 10.5

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

Custodial Services Agreement

This Custodial Services Agreement (“Custody Agreement” or “Agreement”) is entered into and effective as of July 13, 2025 between Volcon, Inc. (the “Customer”), a Delaware Corporation and Gemini Trust Company, LLC, a New York State-chartered limited purpose trust company (“Gemini” or “Custodian”, and together with Customer the “Parties,” and each individually, a “Party”), as custodian to the Customer. This Agreement governs Customer’s use of Custodial Services (as defined below).

RECITALS

WHEREAS:

A.	Gemini provides digital asset custody services whereby it, among other services, holds digital assets on behalf of customers as custodian.

B.	Customer wishes to be provided with custody services for certain Digital Assets, and Gemini is willing to provide such custody services on the terms and subject to the conditions contained in this Agreement.

TERMS

NOW, THEREFORE, in consideration of the covenants and promises in this Custody Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

Whenever used in this Agreement, the following words shall have the meanings set forth below:

(a)	“Applicable Laws and Regulations” means all laws, regulations, rules, regulatory guidance, directives, policies, orders or determinations, agreements, directions of, with or from any applicable governmental, self-regulatory, or other regulatory authority.

(b)	“Assets” means any Supported Digital Asset that has been Delivered to Gemini to be held in a Custody Account established by Gemini on Customer’s behalf, in each case until such Assets are withdrawn or cease to be Assets pursuant to this Agreement. Assets shall also mean any Digital Assets resulting from Forks or Airdrops that Gemini, in its sole discretion, deems to be a Supported Digital Asset, to the extent provided in Section 14.

(c)	“Asset Balance” means the quantity of each Asset denominated in the appropriate Supported Digital Asset type.

(d)	“Authorized Person” is any person designated by Customer to have access to its Gemini Account and any sub-account based on the role-based permissions Customer assigns.

(e)	“Blockchain Address” means a public address on a blockchain in which Assets can be held (including, but not limited to, a Bitcoin address for the Asset commonly known as bitcoin and an Ethereum address for the Asset commonly known as ether).

(f)	“BSA/AML Program” means Gemini’s Bank Secrecy Act and Anti-Money Laundering Compliance Program, available on Gemini’s website at, https://www.gemini.com/legal/user-agreement#section-bsa-aml-compliance, which may be amended from time to time at Gemini’s discretion. In the event of any inconsistency between this Agreement and the BSA/AML Program, the BSA/AML Program shall govern to the extent of such inconsistency.

(g)	“Business Day” means any day other than a Saturday, a Sunday, or day when federal banks located in the State of New York are closed for a legal holiday or by government directive.

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(h)	“Change of Control” means:

i.	the merger or consolidation of a Party with or into another Person or the merger of another Person with or into a Party, or the sale of all or substantially all the assets of a Party to another Person, unless holders of a majority of the aggregate voting power of the outstanding equity securities of such Party, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the outstanding equity securities of the surviving or transferee Person; or

ii.	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the total voting power of the outstanding equity securities of a Party.

(i)	“Cold Storage System” means Gemini’s proprietary offline storage system that Gemini use to custody Customer’s Assets.

(j)	“Custodial Services” has the meaning given to such term in Section 3(a).

(k)	“Custody Account” means a sub-account of a Gemini Account that is a segregated custody or cold storage account.

(l)	“Custody Interface” means the interface of the Gemini Platform located at exchange.gemini.com that allows for Custody Account actions including, but not limited to, the ability to view balances and request and approve withdrawals.

(m)	“Custody-Only Assets” means Assets for which Gemini only provides custody services and does not list for trading on its Exchange.

(n)	“Custody Statement” has the meaning given to such term in Section 6(d).

(o)	“Cut-Off Time” means 4pm Eastern Time each Business Day, unless modified by Gemini with reasonable prior notice to Customer.

(p)	“Customer Omnibus Account” means, with respect to fiat currency held for customers in Fiat Accounts, omnibus bank accounts (each an “Omnibus Account”) at depository institutions (each, a “Bank”); money market accounts (each, a “Money Market Account”) at a Bank or other financial institution; and/or payment accounts (each, a “Payment Account”) at a financial institution.

(q)	“Delivery” (or “Deliver,” “Delivering,” or “Delivered,”) means the transfer of Supported Digital Assets to one or more Blockchain Addresses controlled by the receiving Party and provided by the receiving Party to the sending Party for such transfer. Supported Digital Assets will only be considered Delivered to Gemini after the required number of network confirmations, as determined by Gemini in its sole discretion, have occurred on the blockchain for such Supported Digital Assets.

(r)	“Digital Asset” means a digital asset (also called a “cryptocurrency,” “virtual currency,” “digital currency,” or “virtual commodity”), such as bitcoin or ether, which is a digital representation of value based on (or built on top of) a cryptographic protocol of a computer network (“Digital Asset Network”).

(s)	“Downtime” has the meaning given to such term in Section 18.

(t)	“Effective Date” means July 13, 2025.

(u)	“Exchange” means the exchange operated by Gemini that facilitates the buying and selling of Digital Assets.

(v)	“Fiat Account” means a fiat currency account that reflects a customer’s fiat currency balance.

(w)	“Fork” means changes in operating rules of an underlying protocol of a Supported Network.

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(x)	“Gemini Platform” means Gemini’s website and associated technology including applications and application programming interfaces (“APIs”).

(y)	“Gemini Service Provider” means any of Gemini’s affiliates, service providers, their respective officers, directors, agents, joint venturers, employees and representatives.

(z)	“General Instructions” means any notice, instruction, or other communication that is not Proper Instructions. Gemini may rely upon any General Instruction that it believes in good faith has been given by an Authorized Person, and provided that withdrawals of Digital Assets from the Custody Account or fiat currency from the Fiat Account shall only be conducted pursuant to Proper Instructions.

(aa)	“Instructions” has the meaning given to such term in Section 5(d).

(bb)	“Lien” means any pledges, liens, charges, security interests, collateral assignment agreements, leases, title retention agreements, mortgages, options, adverse claims or encumbrances of any kind or character whatsoever or any other right of or arrangement with any creditor to have such creditor’s claim satisfied out of specified assets, or the proceeds therefrom, prior to the general creditors of the person owning such assets.

(cc)	“Material Adverse Effect” means a material adverse effect on:

i.	the financial condition, business, assets, results of operations or prospects of the applicable Party;

ii.	Gemini’s safekeeping of Customer’s Digital Assets or fiat currency; or

iii.	Gemini’s ability to provide the services contemplated by this Agreement.

(dd)	“Other Functionality” means functionality that may be associated with certain Digital Assets including, but not limited to, staking, protocol governance, smart contract functionality, and other similar uses.

(ee)	“Person” means any individual, sole proprietorship, partnership, firm, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, limited liability company, and any other entity regardless of form, as well as any governmental authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

(ff)	“Proper Instructions” means instructions that have been entered and confirmed via the user interface on the Gemini Platform.

(gg)	“Supported Digital Asset” means Digital Assets of Supported Networks that Gemini supports, in its sole discretion, a current list of which is available on Gemini’s website (https://www.gemini.com/legal/user-agreement#section-supported-digital-assets-and-waiver-of-conflicts).

(hh)	“SOC Report” has the meaning given to such term in Section 10(a).

(ii)	“System Failure” means a failure of any computer hardware, software, computer systems, or telecommunications lines or devices used by Gemini, or interruption, loss, or malfunction of utility, data center, Internet or network provider services used by Gemini.

(jj)	“User Agreement” means the Gemini User Agreement, available at Gemini’s website (https://www.gemini.com/legal/user-agreement#section-gemini-exchange), which may be amended, amended and restated, or otherwise modified from time-to-time, and made available on such website or a replacement website. In the event of any conflict between this Agreement and the User Agreement, this Agreement shall control.

(kk)	“Withdrawal Confirmation” has the meaning given to such term in Section 6(c).

(ll)	“Withdrawal Request” means a request sent to Gemini via Proper Instructions that specifies the type and amount of Assets to be withdrawn from Customer’s Custody Account and the destination Blockchain Address.

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2.	Other Definitional and Interpretative Provisions.

In this Agreement:

(a)               Currency – Unless otherwise specified, all references to money amounts are to lawful currency of the United States.

(b)               Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)               Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(d)               No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e)               Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(f)                Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(g)               Statutory References – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(h)               Time –Time is of the essence in the performance of the Parties’ respective obligations

(i)                 Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

3.	Custodial Relationship; Services.

(a)               The Customer hereby appoints Gemini, and Gemini accepts such appointment, as Customer’s custodian for a term of one year, with effect from the Effective Date, of Customer’s Assets and fiat currency, which shall be held in (i) Customer’s Custody Account, for Digital Assets, and (ii) Customer’s Fiat Account, for fiat currency (“Custodial Services”).

(b)               Gemini represents, warrants, and covenants that Gemini does not engage in any fractional reserve banking and, as such, none of the Assets nor fiat currency will be used by Gemini in connection with any loan, hypothecation, Lien or claim of (or by) Gemini or transferred, pledged, or otherwise made subject to a Lien to (or by) any third party, that none of the Assets nor fiat currency constitute an asset on the balance sheet of Gemini, and that the Assets and fiat currency will at all times be identifiable in Gemini’s database as being stored in one or more Custody Account, or Fiat Account, as applicable, on behalf of Customer, in accordance with this Agreement. Gemini tracks the balances and ownership of Assets and fiat currency of each such account.

(c)               Customer’s use of the Fiat Account is subject to the terms in Appendix A (“Fiat Account Schedule”).

(d)               In addition to the Custodial Services, Customer is able to avail itself of other Gemini services, including access to the Gemini exchange, for the purpose of buying and selling of Digital Assets including access to Gemini Dollar and Gemini Clearing services to settle certain transactions through Gemini’s trade settlement platform. In each case, Customer’s use of these services is subject to the terms of the User Agreement, the API Agreement, if applicable, or such other agreement as the Parties may enter into and outside the scope of this Agreement.

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4.	Fees.

(a)               Customer shall pay Gemini fees for the Custodial Services as set out in the Custodial Fee Schedule attached as Exhibit 1.

(b)               Customer agrees and understands that Gemini may deduct an administrative withdrawal fee (the “Administrative Withdrawal Fee”) in connection with a Withdrawal Request and in accordance with the Custodial Fee Schedule of this Agreement.

(c)               Gemini will send Customer an invoice on a monthly basis for the aggregate fees that Customer owes Gemini pursuant to this Agreement and Customer agrees to pay such fees within thirty (30) calendar days after Gemini sends the invoice. If Gemini does not receive payment of any invoice within such thirty (30) calendar day period, Gemini reserves the right to offset fees in accordance with Section 18 hereof. All invoices shall be due and payable in full within thirty (30) days of the date of invoice. Invoices not paid within thirty (30) days of the invoice date shall bear interest at a rate of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less, such amount to be calculated from the end of the thirty (30) days until all past due amounts have been paid in full.

(d)              [***]

5.	Custodial Account Creation and Structure.

(a)               The Customer authorizes, approves and directs Gemini to establish and maintain on its books, in the name of the Customer, pursuant to the terms of this Agreement a Gemini Account, that will consist of one or more of the following sub-accounts: (i) one or more Custody Accounts for the receipt, safekeeping and maintenance of Assets, and (ii) one or more Fiat Accounts to hold fiat currency received by Gemini for the account of the Customer in accordance with the terms of this Agreement.

i.      Customer’s Custody Account will have one or more associated unique Blockchain Addresses. In the Custody Account, Customer’s Assets will be segregated from any and all other assets held by Gemini and directly verifiable via the applicable blockchain.

ii.      Gemini will provide Customer with all Blockchain Addresses associated with its Custody Account. The ownership of Customer’s Assets will be clearly recorded in Gemini’s books as belonging to Customer.

iii.      Gemini’s records will at all times provide for the separate identification of Customer’s Assets. Gemini will not loan, hypothecate, pledge, or otherwise encumber any Assets in Customer’s Custody Account, absent General Instructions from Customer.

iv.      Customer agrees and understands that nothing herein prevents Gemini from using its Cold Storage System to custody its own property and/or the property of third parties; provided, however, that, at a minimum, separate Blockchain Addresses are utilized to segregate Customer Assets from such other property.The Custodial Services shall be provided through the Gemini Platform. Customer is responsible for opening a Gemini Account through the Gemini Platform, which includes successfully completing the Gemini BSA/AML Program and registering one or more “User Accounts” for Authorized Persons, which will have access to the Customer’s Gemini Account. Use of the Gemini Platform shall be subject to the terms of the User Agreement, and accessing the Custody Account and other Gemini Platform functionality through an API shall be subject to the terms of the API Agreement, each of which may be amended, amended and restated, or otherwise modified from time to time and made available on such website or a replacement website.

(b)               A Gemini Account may be opened and accessed on behalf of Customer by a beneficial owner and/or designated representative. By opening an account, the Customer warrants and agrees that the person opening such account is a beneficial owner and/or designated representative of the Customer. Customer authorizes Gemini, or a third-party service provider, to take any measure that Gemini considers necessary to verify and authenticate the identity and confirm the information Customer submits about its linked bank account, and to take any action Gemini deems necessary based on the results.

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(c)               Customer acknowledges and agrees that it is responsible for designating Authorized Persons to have access to its Gemini Account and to assign role-based permissions for such Authorized Persons with respect to the Gemini Account, and as applicable, each sub-account. Customer agrees that it will not allow any persons who have not successfully completed the Gemini BSA/AML Program to access or use its Gemini Account.

(d)               Authorized Persons may submit instructions to Gemini with respect to Customer’s Gemini Account. The types of instructions that may be submitted and actions that may be performed will differ for each sub-account, as described in this Agreement, and may change from time to time. Instructions may be submitted by Authorized Persons via the Gemini Platform as Proper Instructions or communicated to Gemini as General Instructions, as applicable (together, “Instructions”). Instructions to withdraw Assets from the Custody Account or fiat currency from the Fiat Account can only be submitted as Proper Instructions.

i.      In each case, Customer acknowledges that it is familiar with, and has been fully informed of, the risks associated with giving Instructions, and is willing to accept such risks, and it shall (and shall cause each Authorized Person to) safeguard and treat with extreme care any credentials related to Instructions. Customer understands that there may be more secure methods of giving or delivering Instructions than the methods selected by Gemini and Customer agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of particular needs and circumstances. Customer agrees and understands that with respect to Instructions, Gemini cannot authenticate whether or not such Instructions originated from an Authorized Person. Customer agrees and understands that, in accordance with this Agreement, Gemini may rely upon, without liability on its part, any Instruction that it believes in good faith to have been given by an Authorized Person. For Instructions other than Proper Instructions, if Gemini believes that any such Instructions are illegible, unclear or ambiguous, Gemini shall promptly upon identifying the relevant issue notify Customer and may refuse to execute such Instructions until such issue has been resolved to its satisfaction. Gemini shall not be liable for any loss resulting from a delay while it obtains the relevant resolution. Validation and confirmation procedures used by Gemini are designed only to verify the source of the Instruction and not to detect errors in the content of that Instruction or to prevent duplicate Instructions. Customer acknowledges that, absent Gemini’s failure to meet the Standard of Care, Customer is responsible for losses resulting from Instructions provided by it or its Authorized Persons and for any errors made by or on behalf of the Customer, any errors resulting, directly or indirectly, from fraud or the duplication of any Instruction by or on behalf of the Customer, or any losses resulting from the malfunctioning of any devices used by the Customer or loss or compromise of credentials used by the Customer to deliver Instructions.

ii.      Customer acknowledges and agrees that Gemini may refuse to execute Instructions if in its reasonable opinion such Instructions are outside the scope of Gemini’s duties under this Agreement or are contrary to Applicable Laws and Regulations, in which case Gemini will promptly notify the Customer unless legally prohibited from doing so.

(e)               Customer’s access to its Gemini Account shall be in conformance with the Account Access Schedule, set out in Appendix B.

6.	Custody Account Provisions. The following provisions describe the operation of the Custody Account.

(a)               Delivery. Customer agrees and understands that Supported Digital Assets will only be considered Assets after they have been Delivered to a Blockchain Address provided by Gemini to Customer. Customer agrees and understands that Gemini shall have no obligation with respect to any Supported Digital Assets unless such Supported Digital Assets have been so Delivered to it. In addition, Customer agrees and understands that Gemini is not required to accept Delivery of any Supported Digital Assets, and has no liability with respect to any Supported Digital Assets that Gemini has not agreed to accept (except, if Delivered by Customer, to use reasonable efforts to return by Delivery of such Supported Digital Assets to Customer), if Gemini believes that the acceptance thereof would or is reasonably likely to expose Gemini or any of its affiliates to any liability (contingent or otherwise).

(b)               Deposits. Deposits of Supported Digital Assets to a Blockchain Address of Customer’s Custody Account may occur without Gemini’s involvement. Deposits will be credited to Customer’s Custody Account once they are Delivered.

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(c)               Withdrawals.

i.      Withdrawal Request must be delivered by an Authorized Person via the Custody Interface and (x) if more than one Authorized Person is designated for the Custody Account, confirmed by another Authorized Person via the Custody Interface or (y) if only one Authorized Person is designated for the Custody Account, be confirmed through multi-factor authentication, in each case, in accordance with the procedures established by Gemini from time to time (a “Withdrawal Confirmation”).

ii.      Once a Withdrawal Confirmation has been made, Customer’s Withdrawal Request will be processed, and the Digital Assets subject to the Withdrawal Request shall be Delivered to the destination Blockchain Address specified therein, within one Business Day of the next Cut-Off-Time.

iii.      Digital Assets withdrawals will typically be processed at the speed of the relevant Digital Asset Network. In certain situations, Digital Asset withdrawals may be delayed in connection with Downtime or the congestion or disruption of a Digital Asset Network.

(d)               Statements. Gemini will provide Customer with an itemized account statement (“Custody Statement”) monthly via Gemini’s Custody Interface, which will list the accrued Fees for Customer’s Assets.

(e)               Sub-Contractors. Customer understands that Gemini may perform any of its duties or obligations under this Custody Agreement through subcontractors or agents (including affiliates) upon reasonable prior notice to Customer, whenever and on such terms and conditions as Gemini, in its sole discretion, deem necessary or appropriate to perform such duties or obligations or liabilities; provided, however, that no arrangement with such subcontractor or agent shall discharge Gemini from its obligations hereunder.

7.	Standard of Care.

(a)               Gemini agrees to take reasonable care and use commercially reasonable efforts in executing its responsibilities to Customer pursuant to this Agreement, or such higher care where required by law or as otherwise specified in this Agreement (collectively, the “Standard of Care”). For the avoidance of doubt, fraud or willful misconduct shall not meet the Standard of Care.

i.         Customer agrees that Gemini cannot be held responsible for any failure or delay to act by Gemini or any service provider if the delay does not result in a breach of the time limits set forth in this Agreement, or if the delay is caused by Customer’s action or non-action or is required to comply with Applicable Laws and Regulations.

ii.         Customer further agrees that neither Gemini or any Gemini Service Provider can be held responsible or liable for any System Failure or Downtime, which prevents Gemini from fulfilling its obligations under this Agreement, unless such System Failure or Downtime was caused by Gemini’s failure to meet the Standard of Care.

8.	Limitation of Liability.

(a)               In no event shall Gemini or Gemini Service Providers be liable for (i) any losses or claims arising out of actions that are in Customer’s control and related to its use of the Gemini Platform, including but not limited to, the Customer’s failure to follow security protocols, Gemini controls, improper Instructions, failure to secure Customer’s credentials from third parties, user access breaches, fraudulent access, mismanagement of access to or distribution of user credentials, or anything else in Customer’s control, (ii) any losses or claims arising out of any action or non-action by Gemini that Gemini reasonably determines is required by Applicable Laws and Regulations or in connection with Gemini’s compliance and/or fraud systems or controls (iii) any amount greater than the value of the Assets on deposit in Customer’s Custody Account at the time of, and directly relating to, the events giving rise to the liability occurred, the value of which shall be determined in accordance with the terms of this Agreement, (iv) for any lost profits or any special, incidental, indirect, intangible, or consequential damages, whether based in contract, tort, negligence, strict liability, or otherwise, arising out of or in connection with authorized or unauthorized use of Gemini’s site or the Custodial Services, or this Agreement, even if an authorized representative of Gemini has been advised of or knew or should have known of the possibility of such damages. This means, by way of example only (and without limiting the scope of the preceding sentence), that if Customer claims that Gemini failed to process a Withdrawal Request properly, Customer’s damages are limited to no more than the value of the Supported Digital Assets at issue in the Withdrawal Request, and that Customer may not recover for lost profits, lost business opportunities, or other types of special, incidental, indirect, intangible, or consequential damages in excess of the value of the Assets at issue in the Withdrawal Request. Customer acknowledges and agrees that it is solely responsible for any breaches, fraud or losses relating to establishing, maintaining the security of login credentials, and providing access to the Custody Account, including those provided to the Customer or any Authorized User, and any other required forms of authentication, including its API keys and resulting from its use of any technological conveniences provided by Gemini.

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(b)               Gemini shall not be liable to Customer or anyone else for any loss or injury resulting directly or indirectly from any damage or interruptions caused by any computer viruses, spyware, scamware, trojan horses, worms, or other malware that may affect Customer’s computer or other equipment, or any phishing, spoofing, domain typosquatting, or other attacks, failure of Customer’s mechanical or electronic equipment or communication lines, telephone or other interconnect problems (e.g., Customer cannot access its internet service provider), unauthorized access, theft, operator errors, strikes or other labor problems, or any force majeure.

(c)               The foregoing limitations of liability in this Section 8 shall in all cases be subject to Gemini having acted in accordance with the Standard of Care. Any liability of Gemini related specifically to a breach of the Standard of Care only will be reduced to the extent the loss was due to the Customer’s negligence.

9.	Representations, Warranties and Covenants. Gemini and Customer hereby make the following representations and warranties, as applicable to each, which representations and warranties shall be continuing.

(a)               Gemini represents, warrants and covenants that:

i.      it is duly organized and existing under the laws of New York, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers required to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary;

ii.      it is a New York State-chartered limited purpose trust company that is authorized under Article III §§ 96 and 100 of the New York Banking Law to provide custodial services with respect to Digital Assets and fiat currency;

iii.      it has full power to execute and deliver this Agreement and to perform all the duties and obligations to be performed by it under this Agreement;

iv.      the execution, delivery and performance by Gemini of this Agreement and the provision of the services contemplated hereby are within Gemini’s corporate powers and have been duly authorized by all necessary corporate action on the part of Gemini;

v.      this Agreement constitutes a valid and binding agreement of Gemini enforceable against Gemini in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and does not contravene, or constitute a default under, any provision of Applicable Laws and Regulations or of the articles of incorporation or other documents under which Gemini is organized or of any agreement, judgment, injunction, order, decree or other similar instrument binding upon Gemini;

vi.      it is in compliance with all Applicable Laws and Regulations, and it has obtained and shall maintain any necessary consents, permits, licenses, approvals, authorizations or exemptions of any governmental or other regulatory authority or agency required to fully and timely provide Gemini Services to Customer under this Agreement in accordance with Applicable Laws and Regulations, and such licenses, approvals and consents are in full force and effect and all conditions of any such consents have been complied with; and

vii.      it shall promptly notify Customer if, at any time after the date of this Agreement, any of the representations, warranties and covenants made by Customer under this Agreement fail to be true and correct or are misleading, in each case, as if made at and as of such time and provide details of such deficiency; and

viii.      it is not (i) the target of any laws or sanctions programs administered by the United States Department of the Treasury's Office of Foreign Assets Control (“OFAC”), the United Kingdom’s Office of Financial Sanctions Implementation (“OFSI”), the European Union (“EU”), the United Nations (“UN”), Canada’s Department of Foreign Affairs and International Trade (“DFAIT”), or any other governmental entity imposing economic sanctions and trade embargoes (“Economic Sanctions Laws”), or (ii) located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC, OFSI, the EU, the UN, DFAIT or any other governmental entity.

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(b)	Customer represents, warrants and covenants that:

i.      it has full power to execute and deliver this Agreement and to perform all the duties and obligations to be performed by it under this Agreement;

ii.      the execution, delivery and performance by Customer of this Agreement are within Customer’s corporate powers and have been duly authorized by all necessary corporate action on the part of Customer;

iii.      this Agreement constitutes a valid and binding agreement of Customer enforceable against Customer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and does not contravene, or constitute a default under, any provision of Applicable Laws and Regulations or of the articles of incorporation or other documents under which Customer is organized or of any agreement, judgment, injunction, order, decree or other similar instrument binding upon Customer;

iv.      Customer is in compliance with all Applicable Laws and Regulations, and to its best knowledge has obtained all required regulatory licenses, approvals and consents as applicable with respect to this Agreement and any Withdrawal Requests (as defined herein), and such licenses, approvals and consents are in full force and effect and all conditions of any such consents have been complied with; without limiting the generality of the foregoing, Customer will not use the services provided by Gemini under this Agreement in any manner that is, or would result in, a violation of any Applicable Laws and Regulations;

v.      it has all rights, title and interest in and to the Digital Assets and fiat currency as necessary for Gemini to perform its obligations under this Agreement, there is no claim pending, or to the Customer’s knowledge, threatened, and no encumbrance or other Lien, in each case, that may adversely affect any delivery of Assets made in accordance with this Agreement, and the safekeeping of the Digital Assets and fiat currency pursuant to this Agreement is on terms consistent with the Customer’s governing documents;

vi.      Customer shall promptly notify Gemini if, at any time after the date of this Agreement, any of the representations, warranties and covenants made by Customer under this Agreement fail to be true and correct or are misleading, in each case, as if made at and as of such time and provide details of such deficiency;

vii.      Customer is aware of and familiar with, and has been fully informed of, the risks associated with giving Proper Instructions, and is willing to accept such risks, and Customer shall (and shall cause each Authorized Person to) safeguard and treat with extreme care any credentials related to Proper Instructions. Customer understands that there may be more secure methods of giving or delivering Proper Instructions than the methods selected by Gemini and Customer agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of particular needs and circumstances. Customer agrees and understands that a Withdrawal Request (as defined in the Custody Account Schedule) given pursuant to Proper Instructions may conclusively be presumed by Gemini to have been given by an Authorized Person, and may be acted upon as given;

viii.      Customer agrees and understands that Supported Digital Assets are new forms of assets, that the law regarding their ownership, custody, and transfer is developing and uncertain, and that custody of such assets poses certain risks that are not present in the case of more traditional asset classes; and Customer further agrees and understands that Customer will bear such risks as set forth in this Agreement and the potential loss or diminution in value of Supported Digital Assets due to changes or developments in the law or conditions under existing law in which Customer’s rights in and to such Supported Digital Assets are not adequately protected;

ix.      Customer agrees and understands that (i) Gemini does not own or control the underlying software protocols of networks which govern the operation of Supported Digital Assets, (ii) Gemini makes no guarantees regarding their security, functionality, or availability, and (iii) in no event shall Gemini be liable for or in connection with any acts, decisions, or omissions made by developers or promoters of such Supported Digital Assets;

x.      Customer will not Deliver or cause to be Delivered any Custody-Only Assets to its Custody Account and does not intend to hold such assets with Gemini; and

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xi.      Customer is not, and, to the best of Customer’s knowledge, no transferee of Assets pursuant to any Withdrawal Request is, (i) the target of any laws or sanctions programs administered by the United States Department of the Treasury's Office of Foreign Assets Control (“OFAC”), the United Kingdom’s Office of Financial Sanctions Implementation (“OFSI”), the European Union (“EU”), the United Nations (“UN”), Canada’s Department of Foreign Affairs and International Trade (“DFAIT”), or any other governmental entity imposing economic sanctions and trade embargoes (“Economic Sanctions Laws”), or (ii) located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC, OFSI, the EU, the UN, DFAIT or any other governmental entity.

10.              Duties and Obligations of Gemini.

(a)               No more than once per calendar year, Customer shall be entitled to request that Gemini produce its Services Organization Controls 2 Type I report (a “SOC 2-I Report”) and a new Services Organization Controls 2 Type II report (a “SOC 2-II Report” and, together with a SOC 2-I Report, “SOC Reports”), or certify that there have been no material changes which would impact the previous SOC Reports provided to Customer, and promptly deliver to Customer a copy of each SOC Report within 45 days of Customer’s request. Gemini shall promptly notify Customer of any material change impacting a SOC Report.

(b)               Gemini shall not, without the prior written consent of Customer, deposit or hold Customer’s Digital Assets or fiat currency with any third-party depositary, custodian, clearance system, wallet, or sub-custodian, other than in the case of fiat currency, held in Customer Omnibus Accounts.

(c)               Gemini shall maintain, and comply with, a business continuity and disaster recovery policy and program applicable to Gemini’s performance of services contemplated by this Agreement in accordance with applicable regulatory requirements and industry standards and that supports Gemini’s ability to provide such services in the event of a significant business disruption. Gemini shall regularly review, test and update its business continuity program to ensure that it is up to date and effective. Upon Customer’s written request, Gemini will provide Customer with a copy of its business continuity and disaster recovery plan.

(d)               Gemini shall: (i) employ robust practices, systems, hardware, and software that meet the commercial reasonable standards in Gemini’s industry to detect, prevent, and terminate unauthorized access to the Digital Assets, private keys, Customer data and Customer Confidential Information; (ii) employ commercially reasonable standards to ensure the integrity and security of the Digital Assets, private keys, Customer data and Customer Confidential Information; and (iii) ensure that any software comprising or effecting the foregoing requirements remains current with commercially reasonable practices in Gemini’s industry for secure content systems, including by promptly incorporating necessary and/or reasonable upgrades, updates, repairs, patches, and new releases thereto.

(e)               Gemini and its affiliates maintain, and shall maintain during the term, an insurance policy by a third-party insurer appropriate to Gemini’s risk profile and activities and no less than industry standard, and to insure against certain losses arising from or relating to this Agreement. Such insurance coverage is subject in its entirety to the terms and conditions (including exclusions and deductibles) set forth in the policy.

(f)                Notwithstanding anything to the contrary in this Agreement, if Gemini no longer supports a Digital Asset that it formerly supported and Customer holds such Digital Asset in any account, then Gemini will allow Customer a reasonable amount of time to withdraw such Digital Assets together with any credentials, keys, or other information sufficient to gain control over such Digital Asset.

11.              Indemnification.

(a)               Gemini agrees to indemnify and hold harmless Customer from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and expenses) (collectively “Damages”) arising out of or caused by (whether directly or indirectly) a third-party claim, except where such claim results from Customer’s negligence, gross negligence, willful misconduct, or fraud, relating to:

i.      the non-performance or material breach by Gemini of its duties and obligations under this Agreement;

ii.      Customer’s reasonable reliance on any representations or warranties made by Gemini under this Agreement that were or are in fact untrue; or

iii.      the holding of the Assets and fiat currency by Gemini as contemplated by this Agreement.

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(b)               Customer agrees to indemnify and hold harmless Gemini, its affiliates and service providers, and each of its or their respective officers, directors, agents, joint venturers, employees and representatives, from and against any and all Damages arising out of or caused by (whether directly or indirectly) a third-party claim, except to the extent that Gemini would be liable under this Agreement (including for any failure to meet the Standard of Care), relating to:

i.      the non-performance or material breach by Customer of its duties and obligations under this Agreement; or

ii.      Gemini’s reasonable reliance on any representations or warranties made by Customer under this Agreement that were or are in fact untrue.

(c)               For the avoidance of doubt, “Damages” shall not include any losses, claims, damages, liabilities or expenses arising from any fluctuation in market price, forks, governance changes, airdrops or other events which impact all holders of a Digital Asset globally as a class.

12.              Force Majeure. Customer agrees and understands that in no event shall Gemini or any Gemini Service Provider be liable for any delays, failure in performance or interruption of service which result directly or indirectly from any cause or condition, whether or not foreseeable, beyond Gemini’s or any Gemini Service Providers’ reasonable control, including, but not limited to, any act of God, nuclear or natural disaster, epidemic, pandemic, action or inaction of civil or military authorities, act of war, terrorism, sabotage, civil disturbance, strike or other labor dispute, accident, or state of emergency.

13.	Termination.

(a)               This Agreement will commence on the Effective Date and will continue for the term of the agreement, unless otherwise terminated as provided in this Section 13. This Agreement will automatically renew for successive terms, unless either Party notifies the other of termination, in writing, in accordance with this Section 13.

(b)               This Agreement may be terminated by either Party upon 90 days written notice to the other Party; provided, however, that if Gemini terminates this Agreement pursuant to this Section 13(b) and Customer is unable to engage a replacement custodian using commercially reasonable efforts within such 90 day period, subject to Applicable Law and the Gemini BSA/AML Program, Gemini shall continue to act as Custodian pursuant to the terms of this Agreement until such time as Customer engages a replacement custodian.

(c)               Either Customer or Gemini (for the purpose of this Section 13(c), the “Terminating Party”) may terminate this Agreement at any time by written notice to the other Party (the “Defaulting Party” which, for greater certainty, shall be Gemini, where Customer is the Terminating Party and shall be Customer where Gemini is the Terminating Party) upon the occurrence of one or more of the following events (a “Termination Event”), such termination to take effect: (i) on the tenth Business Day after the delivery of written notice of termination by the Terminating Party to the Defaulting Party, unless the Defaulting Party has cured Termination Event to the satisfaction of the Terminating Party, acting reasonably, or (ii) immediately after delivery of written notice of termination by the Terminating Party to the Defaulting Party if such Termination Event is incapable of being cured within ten Business Days:

i.      any representation, warranty, certification or statement made by the Defaulting Party under this Agreement was or becomes incorrect in any material respect when made;

ii.      the Defaulting Party materially breaches, or fails in any material respect to perform any of its obligations under, this Agreement;

iii.      the Defaulting Party requests a postponement of maturity or a moratorium with respect to any indebtedness or is adjudged bankrupt or insolvent, or there is commenced against the Defaulting Party a case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the Defaulting Party files a petition for bankruptcy or an application for an arrangement with its creditors, seeks or consents to the appointment of a receiver, administrator or other similar official for all or any substantial part of its property, admits in writing its inability to pay its debts as they mature, or takes any corporate action in furtherance of any of the foregoing, or fails to meet applicable legal minimum capital requirements;

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iv.      a Change of Control of the Defaulting Party, or an event, change or development that causes or is likely to cause a Material Adverse Effect on the Defaulting Party, or in the ability of the Defaulting Party to fulfill its responsibilities under this Agreement, occurs;

v.      with respect to Customer’s right to terminate, a Supported Network relating to Customer's Digital Assets undergoes a Fork and becomes a Forked Network, and Customer disagrees with Gemini's choice of which Forked Network to support; or

vi.      with respect to Customer’s right to terminate, Applicable Laws and Regulations or any change therein or in the interpretation or administration thereof that may have a Material Adverse Effect on Customer or the rights of Customer with respect to any services covered by this Agreement.

(d)	Upon termination of this Agreement:

i.      Gemini shall promptly upon Customer’s Instructions deliver or cause to be delivered to Customer all Customer Digital Assets and fiat currency held or controlled by Gemini as of the effective date of termination;

ii.      Customer shall pay to Gemini all fees, if any, as set forth in the Agreement accrued to the date of such termination;

iii.      the license granted to Customer to access and use Gemini Services shall terminate, and Customer (and its Authorized Persons) shall immediately discontinue all access and use of Gemini Services; and

iv.      any such termination shall not affect any right or liability arising out of events occurring, or services delivered, prior to the effectiveness thereof.

14.              Forks; Unsupported Forked Assets; Airdrops.

(a)               Forks.

i.      Customer agrees and understands that the underlying protocols of Supported Networks are subject to Forks that may result in more than one version (each, a “Forked Network”) and Gemini holding a specified amount of Digital Assets associated with each Forked Network. Customer further agrees and understands that Forks may materially affect the value, function, and/or name of the Assets it holds on Gemini.

ii.      In the event of a Fork, Customer agrees and understands that Gemini may temporarily suspend the operations of Gemini (with or without notice to Customer) while Gemini chooses, in its sole discretion, except as described herein, which Forked Networks to support. Customer agrees and understands that in Gemini’s best estimation it is unlikely to support most Forked Networks and that the Digital Assets of most Forked Networks will likely not be made available to Customer.

iii.      DIGITAL ASSET VALUES CAN FLUCTUATE SUBSTANTIALLY, INCLUDING DUE TO CHANGES IN DIGITAL ASSET PROTOCOLS AND NETWORKS WHICH MAY RESULT IN A TOTAL LOSS OF THE VALUE OF DIGITAL ASSETS HELD BY GEMINI ON CUSTOMER’S BEHALF. THE SUPPLY OF DIGITAL ASSETS AVAILABLE TO GEMINI TO PROVIDE TO CUSTOMER AS A RESULT OF A FORKED NETWORK AND GEMINI’S ABILITY TO DELIVER DIGITAL ASSETS RESULTING FROM A FORKED NETWORK MAY DEPEND ON THIRD PARTY PROVIDERS THAT ARE OUTSIDE OF GEMINI’S CONTROL. GEMINI DOES NOT OWN OR CONTROL ANY OF THE PROTOCOLS THAT ARE USED IN CONNECTION WITH DIGITAL ASSETS AND THEIR RELATED DIGITAL ASSET NETWORKS, INCLUDING THOSE RESULTING FROM A FORKED NETWORK. ACCORDINGLY, GEMINI DISCLAIMS ALL LIABILITY RELATING TO SUCH PROTOCOLS AND ANY CHANGE IN THE VALUE OF ANY DIGITAL ASSETS (WHETHER OF A FORKED NETWORK OR OTHERWISE) INCLUDING IF SUCH CHANGE IS CAUSED BY A CHANGE IN SUCH PROTOCOLS OR NETWORKS, AND GEMINI MAKES NO GUARANTEES REGARDING THE SECURITY, FUNCTIONALITY, OR AVAILABILITY OF SUCH PROTOCOLS OR DIGITAL ASSET NETWORKS. CUSTOMER ACCEPTS THE RISKS ASSOCIATED WITH CHANGES IN DIGITAL ASSET PROTOCOLS OR NETWORKS, INCLUDING FORKS.

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iv.      In the event of a Fork of a Supported Network, Gemini will support the Forked Network that requires the greatest total threshold number of hash attempts to mine all existing blocks measured during the 48-hour period following a Fork (the “Greatest Cumulative Computational Difficulty”) and will retain the name and ticker of the Digital Asset that existed prior to the Fork. Customer agrees and understands that Gemini may, in its sole discretion, suspend operations, in whole or in part (with or without advance notice), for however long Gemini deems necessary, while it makes this determination. If Gemini is unable to make a conclusive determination as to which Forked Network has the Greatest Cumulative Computational Difficulty, or if Gemini determines in good faith that Greatest Cumulative Computational Difficulty is not a reasonable criterion upon which to make a determination, it will support the Forked Network that it deems in good faith is most likely to be supported by the greatest number of users and miners and will retain the name and ticker of the Digital Asset that existed prior to the Fork. Gemini may also support the other Forked Network, in which case Gemini will call its Digital Asset by a different name and use a different ticker.

(b)               Unsupported Forked Digital Assets. In the event that the Customer is entitled to take delivery of Digital Assets pursuant to the protocol of a Forked Network and Gemini elects, in its sole direction, not to support such Forked Network, Gemini shall, in good faith upon request of Customer:

i.      use commercially reasonable efforts to calculate the amount of specified Unsupported Fork Network Assets Customer would be entitled to based upon the Customer’s balance of Digital Assets at the time of the applicable Fork (the “Unsupported Forked Assets”);

ii.      use commercially reasonable efforts to notify the Customer in writing (which may be via email) of the amount of Unsupported Forked Assets and shall not account for, or pursue such, Unsupported Forked Assets as its own property or the property of any other person other than Customer;

iii.      in the discretion of Gemini:

A.	make such Unsupported Forked Assets available to Customer via a one-time withdrawal mechanism (“One-Time Withdrawal”) (subject to the withholding and retention by Gemini of any amount reasonably necessary, as determined in Gemini’s sole discretion, to fairly compensate Gemini for the efforts expended to make such Digital Assets available); or

B.	not pursue obtaining such Unsupported Forked Assets on behalf of the Customer; and

iv.	if Gemini elects not to pursue obtaining Unsupported Forked Assets under this section, in the event that Gemini in the future elects to support such Forked Network, Gemini shall use commercially reasonable efforts to take such action as may be necessary to pursue and credit such Unsupported Forked Assets to the Customer’s Gemini Account.

(c)               Airdrops. Customer agrees and understands that in the event that a Digital Asset network attempts to or does distribute (sometimes called “airdropping” or “bootstrapping”) its Digital Assets to Digital Asset addresses of a Supported Network, Gemini will treat this Digital Asset Network as an Unsupported Forked Network. Gemini further agrees and understands that airdropped Digital Assets do not create or represent any relationship between Gemini and the sender and/or the related Digital Asset Network and does not subject Gemini to any obligations whatsoever as they relate to the sender and/or the related Digital Asset Network.

(d)               If Customer so directs Gemini, Gemini shall disclaim and abandon (and not pursue) any or all airdropped Digital Assets and/or Digital Assets from an applicable Forked Network.

15.              Confidentiality.

(a)	As used herein, the term “Confidential Information” means all non-public information disclosed directly or indirectly by one party (including its employees, agents and representatives, the “Disclosing Party”) to the other party (“Receiving Party”) in connection with the provision of services contemplated by this Agreement, whether furnished before or after the date of this Agreement, and whether written, oral or in electronic form.

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(b)	The Receiving Party shall maintain the strict confidentiality of any Confidential Information and shall not disclose any part of it to any other person except as set forth herein. The Receiving Party shall treat the Confidential Information with the same degree of care as it would its own, but in no event with less than reasonable care.

(c)	The Receiving Party shall not disclose or permit disclosure of any Confidential Information to third parties, other than to those who have (i) a reasonable need to know such information in order to assist the Receiving Party in connection with the services under this Agreement and (b) have agreed to preserve the confidentiality of the Confidential Information; provided, however, that such obligation shall not apply to any information that the Receiving Party is required to disclose or provide to the New York State Department of Financial Services or FinCEN pursuant to Applicable Laws and Regulations.

(d)	The Receiving Party further agrees to notify the Disclosing Party in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Disclosing Party’s Confidential Information which may come to Receiving Party’s attention.

(e)	Exceptions: Notwithstanding the above, the Receiving Party shall not have liability to the Disclosing Party with regard to any Confidential Information which:

i.	Was in the public domain at the time it was disclosed to the Receiving Party or has entered the public domain through no fault of Receiving Party;

ii.	Was known to Receiving Party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;

iii.	Is disclosed with the prior written approval of the Disclosing Party; or

iv.	Is disclosed pursuant to applicable federal, state or local laws, rules, regulations or policies, or the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Receiving Party shall provide (if allowed) prompt notice of such court order or requirement to the Disclosing Party to enable the Disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.

16.              Account Suspension; Legal Process

(a)               Account Suspension. Customer agrees and understands that Gemini has the right to immediately (i) take actions Gemini determines appropriate to comply with Applicable Law or Regulations and in accordance with its BSA/AML Program, (ii) suspend Customer’s Custody Account or Fiat Account, (iii) freeze/lock the funds and assets in all such accounts, and (iv) suspend Customer’s access to Gemini (collectively, an “account suspension”), if: (A) Gemini is required to do so by a regulatory authority, court order, facially valid subpoena, or binding order of a government authority, (B) Gemini reasonably and in good faith believes Customer has violated Applicable Laws and Regulations in connection with Customer’s Custody Account or Fiat Account, or Gemini is required to do so under Gemini’s BSA/AML Program, compliance or fraud systems or controls, (C) Gemini believes someone is attempting to gain unauthorized access to the account, or (D) Gemini believes there is unusual activity in the account. If Customer’s account has been suspended, Customer will be notified when accessing Gemini. In the case of an account suspension due to (C) or (D) of this paragraph, Gemini shall use reasonable efforts to restore Customer's normal access to the Custody Account or Fiat Account without putting the Digital Assets and fiat currency in such accounts at risk. In the case of an account suspension due to (A) or (B) of this paragraph, Gemini shall permit Customer to withdraw Customer's Digital Assets and fiat currencies from Customer's Custody Account or Fiat Account as soon as permitted by Applicable Laws and Regulations or the applicable court order, subpoena, or regulatory or governmental authority, and for ninety (90) days thereafter.

(b)               Legal Process. Customer agrees and understands that Gemini is authorized to supply any information regarding any Custody Accounts, Fiat Accounts or Assets that is required by any law, regulation, or rule now or hereafter in effect, or which may be requested by law enforcement. To the extent permitted by law, Gemini will provide Customer with notice of any such request for information. Customer further agrees and understands that Gemini and Gemini Service Providers may comply with any writ of attachment, execution, garnishment, tax levy, restraining order, subpoena, warrant or other legal process, which any of the foregoing reasonably and in good faith believe to be valid. Gemini and Gemini Service Providers may, but are not required to, notify Customer of such process by electronic communication. Gemini and any Gemini Service Provider may charge Customer for associated costs, in addition to any legal process fees. Customer agrees to indemnify, defend, and hold Gemini and Gemini Service Providers harmless from all actions, claims, liabilities, losses, costs, attorney’s fees, or damages associated with compliance with any process that Gemini or Gemini Service Providers reasonably believe in good faith to be valid. Customer further agrees that Gemini and any Gemini Service Provider may honor any legal process, regardless of the method or location of service.

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17.              Digital Assets; Supported Networks.

(a)               Digital Asset Networks. Customer understands that Gemini does not own or control the underlying software protocols of Digital Asset Networks which govern the operation of Digital Assets. In many cases, the underlying protocols are open source and anyone can use, copy, modify, and distribute them. Customer agrees and understands that: (i) Gemini is not responsible for the operation of the underlying protocols, and (ii) Gemini makes no guarantees regarding their security, functionality, or availability.

(b)               Supported Networks. Customer agrees and understands that Gemini only supports certain Digital Asset Networks (each, a “Supported Network”), selected by Gemini in its sole discretion and a list of which is available on the Gemini website at https://www.gemini.com/legal/user-agreement#section-supported-networks, and may be updated from time-to-time. Customer agrees and understands that a Digital Asset Network is not a Supported Network (each, an “Unsupported Network”), unless it is explicitly named as a Supported Network by Gemini on its website. Customer also agrees and understands that Gemini may, in its sole discretion, choose to support an Unsupported Network and make it a Supported Network on Gemini at any time. Customer further agrees and understands that Gemini may, in its sole discretion, choose to no longer support a Supported Network on Gemini and make it an Unsupported Network at any time.

(c)               Supported Digital Assets and Waiver of Conflicts.

i.      Customer agrees and understands that Gemini only supports Supported Digital Assets, selected by Gemini in its sole discretion and a list of which is available on the Gemini website at https://www.gemini.com/legal/user-agreement#section-supported-digital-assets-and-waiver-of-conflicts, and may be updated from time-to-time. Customer agrees and understands that a Digital Asset of an Unsupported Network or a Digital Asset that operates “on top of” a Supported Network is not a Supported Digital Asset (each, an “Unsupported Digital Asset”), unless it is explicitly named as a Supported Digital Asset by Gemini. Customer also agrees and understands that Gemini may, in its sole discretion, choose to support an Unsupported Digital Asset and make it a Supported Digital Asset on Gemini at any time. Customer further agrees and understands that Gemini may, in its sole discretion, choose to no longer support a Supported Digital Asset on Gemini and make it an Unsupported Digital Asset at any time.

ii.      Customer agrees and understands that Gemini is solely responsible for the operation of Gemini, the Gemini Platform and the Custodial Services and for making all decisions and determinations with respect to such. Such decisions and determinations could include, without limitation, the choice to support or not support a Digital Asset or Digital Asset Network, or a change to the terms of trading or transacting on or through Gemini Services in connection with any such Digital Asset or Digital Asset Network.

iii.      Customer agrees and understands that it and its affiliates, shareholders, controlling persons, principals, directors, managers, officers, employees, and representatives or their respective affiliates (collectively, “Related Parties”) may directly or indirectly, including through interests in other entities, own, control, lend, borrow, or trade (each, to “Transact”) in a Digital Asset or related financial instruments, including, without limitation, a security, bond, money market, and/or derivative (collectively, “Financial Instruments”), for their own account or on behalf of other persons or entities, at any time prior to and/or after Gemini chooses to support such Digital Asset on the Gemini Services and make it a Supported Digital Asset or increase the scope of the Gemini Services made available for a Digital Asset that is already a Supported Digital Asset. Customer also agrees and understands that Gemini and its Related Parties may Transact in a Digital Asset or related Financial Instruments for their own account or on behalf of other persons or entities, at any time prior to and/or after Gemini chooses to no longer support such Digital Asset on the Gemini Services and make it an Unsupported Digital Asset or decrease the scope of the Gemini Services made available for a Digital Asset that is a Supported Digital Asset.

iv.      Customer agrees and understands that Gemini may use its own services, including the Gemini Services. Customer further agrees and understands that Gemini’s Related Parties may be other customers of Gemini (other than the Customer) and may use the services offered by Gemini, including without limitation, the Gemini Services.

(d)               Customer agrees and understands that in the event that it or a third-party deposits Unsupported Digital Assets into a Digital Asset address that Gemini controls (an “Unsolicited Transfer”), Gemini has the right to and will account for any such Unsupported Digital Assets as Gemini’s property.

18.              Right of Offset. Customer agrees and understands that Gemini has the right to offset any and all debts, including fees, owed to Gemini pursuant to this Agreement through the offset of balances in Customer’s Custody Account.

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19.              Miscellaneous.

(a)               Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

(b)               Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Customer, to:

Volcon, Inc.

3121 Eagles Nest

Suite 120

Round Rock, TX 78665

Email: ryan.lane@emperyam.com

           greg@volcon.com

Attn: Ryan Lane, co-CEO, Chairman of the Board

          Greg Endo, Chief Financial Officer

if to Gemini, to:

Gemini Trust Company, LLC

600 Third Avenue, 2nd Floor, New York, NY, 10016

Email: legal@gemini.com

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. Each of the foregoing addresses shall be effective unless and until notice of a new address is given by the applicable Party to the other Parties in writing. Notice will not be deemed to be given unless it has been received.

(c)               Relationship of the Parties. Nothing in this Agreement shall be deemed or is intended to be deemed, nor shall it cause, Gemini or Customer to be treated as partners, joint ventures, or otherwise as joint associates for profit.

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(d)               Governing Law; Arbitration. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York (excluding the conflicts of law provisions). Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled solely and exclusively by binding arbitration in New York, New York administered by JAMS and conducted in English. All such controversies, claims or disputes, including any relating to the scope of this section and/or the arbitrability of any claim, shall be settled in this manner in lieu of any action at law or equity. Such arbitration shall be conducted in accordance with the then prevailing JAMS Comprehensive Arbitration Rules & Procedures (the “Rules”), with the following exceptions to such Rules if in conflict: (a) the arbitration shall be conducted by one neutral arbitrator; (b) each party to the arbitration will pay an equal share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the Rules) of the proceedings has been given to such party. Each party shall bear its own attorney’s fees and expenses. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity. To the extent a Party seeks emergency relief in connection with any dispute, the “Emergency Relief Procedures” provision of the Rules, currently Rule 2(c), shall govern. The Parties acknowledge that this Agreement restricts any Party from seeking emergency relief from any court, including without limitation temporary restraining orders and/or preliminary injunctions, and the Parties agree that, to the extent any Party breaches this Agreement by seeking such relief from a court, the Party seeking such relief shall be responsible for paying the other Party’s attorneys’ fees in opposing such relief, and the arbitrator shall render an award of such attorneys’ fees at the earliest possible time after such fees are incurred. IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE THEN EACH PARTY, (i) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO, AND (ii) SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK COUNTY, NEW YORK AND EACH PARTY HERETO AGREES NOT TO INSTITUTE ANY SUCH ACTION OR PROCEEDING IN ANY OTHER COURT IN ANY OTHER JURISDICTION. Each party irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in the arbitration forum or venue referred to in this section.

(e)               Amendments and Waivers.

i.      Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

ii.      No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(f)                Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns but the Parties agree that no Party can assign its rights and obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

(g)               Entire Agreement; Terms and Policies. This Agreement embodies the entire agreement and understanding among the Parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter of this Agreement.

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(h)               Privacy of Information.

i.      Customer acknowledges and agree to the collection, use, and disclosure of its personal information in accordance with Gemini’s Privacy Policy, which is available on the Gemini website at https://www.gemini.com/legal/privacy-policy, and which may be amended from time to time and is incorporated into this Agreement by reference.

ii.      Customer agrees and understands that Gemini may use third parties to gather, review, and transmit Customer data and activity from one or more of Customer’s financial institutions to Gemini. By using Gemini, Customer agrees to grant third-party providers that Gemini may engage, including, but not limited to, Plaid Technologies, Inc. (see https://plaid.com/legal) the right, power, and authority to access and transmit Customer’s data, activity, and personal and financial information from one or more of Customer’s financial institutions to Gemini in accordance with and pursuant to their terms and conditions, privacy policy, and/or other policies.

iii.      Customer agrees and understands that Gemini may use third parties to gather, review, and submit or facilitate submitting Customer’s data and activity from Gemini to regulatory authorities on Gemini’s behalf. By using Gemini, Customer agrees to grant third-party providers that Gemini may engage, the right, power, and authority to access and submit Customer’s data, activity, and personal and financial information to regulatory authorities on Gemini’s behalf and in accordance with and pursuant to their terms and conditions, privacy policy, and/or other policies.

(i)                 Recording and Recordkeeping. Customer agrees and understands that Gemini may maintain and retain records of all information, activities, and communications relating to Customer’s Gemini Account, and use of Gemini.

(j)                 Proprietary Rights and Limitations on Use.

i.      Gemini is a proprietary platform. Gemini is protected by copyright and other intellectual property laws. Except as set forth in Gemini’s API agreement (“API Agreement”), available on Gemini’s website at https://www.gemini.com/legal/api-agreement#section-welcome-to-the-gemini-api, which may be amended from time to time, and Gemini’s Market Data Agreement, available on Gemini’s website at https://www.gemini.com/legal/market-data-agreement#section-introduction, which may be amended from time to time, Customer agrees and understands not to modify, copy, reproduce, retransmit, distribute, sell, publish, broadcast, create derivative works from, or store Gemini source code or similar proprietary or confidential data or other similar information provided via Gemini, without Gemini’s express prior written consent. Customer may not use Gemini for any unlawful purpose.

ii.      Gemini hereby grants Customer a non-assignable and non-exclusive personal, worldwide, royalty-free license to use Gemini and to access Gemini Market Data and other informational content through Gemini in accordance with the API Agreement, Market Data Agreement, and this Agreement. All other uses are prohibited. All rights in and to Gemini, and not granted herein, are reserved.

iii.      Gemini and the Gemini logo (whether registered or unregistered) (the “Gemini Marks”) are proprietary marks licensed to Gemini and protected by applicable trademark laws. Nothing contained in this Agreement should be construed as granting any license or right to use any of the Gemini Marks displayed here without our express written consent. Any unauthorized use of the Gemini Marks is strictly prohibited. Customer may not use any of the Gemini Marks in connection with the creation, issuance, sale, offer for sale, trading, distribution, solicitation, marketing, or promotion of any investment products (e.g., Digital Assets, fiat currency, securities, commodities, investment or trading products, derivatives, structured products, investment funds, investment portfolios, commodity pools, swaps, securitizations or synthetic products, etc.), including where the price, return, and/or performance of the investment product is based on, derived from, or related to Gemini or any portion thereof, without a separate written agreement with us. Gemini may use technology that is the subject of one or more pending patent applications.

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(k)               Service Modifications. Customer agrees and understands that part of or all of Gemini may be periodically unavailable during scheduled maintenance or unscheduled downtime (collectively, “Downtime”). For information on Gemini’s scheduled maintenance windows, please see Gemini’s Marketplace page here: https://www.gemini.com/fees/marketplace#section-downtime-and-maintenance. Customer agrees and understands that Gemini is not liable or responsible to Customer for any inconvenience or damage as a result of Downtime. Following Downtime, when services resume, Customer understands that market conditions and prices may differ significantly from the market conditions and prices prior to such Downtime.

(l)                 Third-Party Information Accuracy and Usage. An information provider is any company or person who directly or indirectly provides Gemini with information (“Information Provider”). Such information could include, but is not limited to, overall market data, quotations from other exchanges, markets, dealers, and/or miners of Digital Assets. The third-party information Gemini may provide through Gemini has been obtained from Information Providers and sources Gemini believes are reliable; however, Gemini cannot guarantee that this information is accurate, complete, timely, or in the correct order. The information belongs to the Information Providers. Customer may use this information only for its own benefit. Customer may not reproduce, sell, distribute, circulate, create derivative works from, store, commercially exploit in any way, or provide it to any other person or entity without Gemini’s written consent or the consent of the Information Provider, if required.

(m)             Other Functionality. Customer agrees and understands that, unless provided explicitly in this Agreement, unless otherwise agreed between the Parties, Gemini will not support any Other Functionality associated with any Digital Assets.

(n)               Customer understands that Gemini may perform any of its duties or obligations under this Custody Agreement through subcontractors or agents (including affiliates), whenever and on such terms and conditions as Gemini, in its sole discretion, deem necessary or appropriate to perform such duties or obligations or liabilities; provided, however, that no arrangement with such subcontractor or agent shall discharge Gemini from its obligations hereunder.

(o)               Customer agrees and understands that Gemini has no duty or responsibility to inquire into, make recommendations with respect to, supervise or determine the suitability of any transactions involving any Digital Assets, Supported Digital Assets, or Assets (and nothing herein shall be construed as such). Nothing in this Agreement obliges Gemini to extend credit, grant financial accommodation, or otherwise advance funds or assets to or for Customer’s benefit for the purpose of meeting any of its obligations or otherwise, unless such matters have been separately agreed to in writing between the Parties.

(p)               Customer agrees and understands that Gemini has no duties or responsibilities with respect to any Custody Account or Assets except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Gemini in connection with this Agreement.

(q)               Customer agrees to be responsible for, and shall pay, all taxes, assessments, duties, and other governmental charges, including any interest or penalty rightfully owed by Customer with respect thereto, with respect to any Assets or any transaction related thereto.

(r)                Customer agrees and understands that it and any and all Authorized Persons are required to successfully complete Gemini’s customer onboarding process pursuant to Gemini’s applicable compliance policies, which may be amended from time to time.

(s)                Customer agrees that it will promptly inform Gemini if (i) it is or becomes the target of any laws administered by OFAC, OFSI, the EU, the UN, DFAIT or any other governmental entity imposing economic sanctions and trade embargoes, (ii) Customer is or becomes located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC, OFSI, the EU, the UN, DFAIT or any other governmental entity, or (iii) Customer becomes aware that it or any Asset, or any transaction involving an Asset, are or become the target of any investigation by OFAC, OFSI, the EU, the UN, DFAIT or any other governmental entity imposing economic sanctions and trade embargoes (including the reasonable details thereof).

(t)                 The Customer is solely responsible for understanding and accepting the risks involved in investing in, buying, and selling Digital Assets, acknowledges that, subject to the other provisions of this Agreement, Gemini has no control or influence over such risks, and acknowledges that Gemini shall not be liable for any loss in value of Digital Assets that occurs in connection, directly or indirectly, with these risks. Neither Gemini nor any Gemini Service Provider are giving investment advice, tax advice, legal advice, or other professional advice to Customer. Customer acknowledges and agrees that all investment decisions are made solely by Customer. Notwithstanding anything in this Agreement, Customer agrees and understands that Gemini accepts no responsibility whatsoever for and shall in no circumstances be liable to Customer in connection with Customer’s decisions. Customer agrees and understands that under no circumstances will the operation of Gemini and Customer’s use of Gemini be deemed to create a relationship that includes the provision of or tendering of investment advice.

[Signature Page Follows.]

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VOLCON, INC. /s/ Greg Endo
By: Greg Endo
Title: CFO

Each of the undersigned has caused this Agreement to be executed by its duly authorized officer.

GEMINI TRUST COMPANY, LLC /s/ Marshall Beard
By: Marshall Beard
Title: Authorized Signer
Address: Gemini

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Appendix A–Fiat Account Schedule

This Fiat Account Schedule (“Fiat Account Schedule”) forms a part of and is subject to the terms of the Agreement. In the event of an inconsistency between this Fiat Account Schedule and the remainder of the Agreement, the remainder of the Agreement shall govern to the extent and only to the extent of such inconsistency. Terms used in this Fiat Account Schedule but not defined herein have the meaning as defined in the Agreement. This Fiat Account Schedule applies to the Customer’s use of a Fiat Account.

1.	Fiat Balance Maintenance.

(a)               Gemini is a fiduciary under § 100 of the NYBL and holds Customer’s fiat currency deposits in one or more Customer Omnibus Accounts.

(b)               Each Omnibus Account is: (i) in Gemini’s name, and under Gemini’s control; (ii) separate from Gemini’s business, operating, and reserve bank accounts; (iii) established specifically for the benefit of Gemini Customers; and (iv) represents a banking relationship, not a custodial relationship, with each Bank. Customer agrees and understands that Omnibus Accounts do not create or represent any relationship between Customer and any of Gemini’s Banks.

(c)               Each Money Market Account is held at a Bank or financial institution: (i) in Gemini’s name, and under Gemini’s control; (ii) separate from Gemini’s business, operating, and reserve money market accounts; (iii) established specifically for the benefit of Gemini Customers; (iv) managed by a registered Financial Advisor, (v) custodied by a Qualified Custodian; and (vi) the monies within which are used to purchase money market funds invested in securities issued or guaranteed by the United States or certain U.S. government agencies or instrumentalities. Customer agrees and understands that Money Market Accounts do not create or represent any relationship between Customer and any of the related registered Financial Advisors and/or Qualified Custodians.

(d)               Each Payment Account is held at a financial institution: (i) in Gemini’s name, and under Gemini’s control; (ii) separate from Gemini’s business, operating, and reserve bank accounts; and (iii) established specifically for processing the fiat funds transfers of Gemini Customers. Customer agrees and understands that Payment Accounts do not create or represent any relationship between Customer and any of the related financial institutions.

(e)               Customer’s fiat currency deposits are: (i) held across Gemini’s Customer Omnibus Accounts in the exact proportion that all Gemini Customer fiat currency deposits are held across its Customer Omnibus Accounts; (ii) not treated as Gemini’s general assets; (iii) fully owned by Customer; and (iv) recorded and maintained in good faith on Gemini’s Exchange Ledger and reflected in a sub-account (i.e., the Fiat Account of Customer’s Gemini Account) so that Customer’s interests in Gemini’s Customer Omnibus Accounts are readily ascertainable. Gemini’s records permit the determination of the balance of U.S. dollars for a particular Gemini Customer as a percentage of total commingled U.S. dollars held FBO all Gemini Customers in all Customer Omnibus Accounts in a manner consistent with 12 C.F.R. § 330.5(a)(2).

(f)                Notwithstanding anything herein to the contrary, Customer agrees and understands that (i) Gemini may hold some or all of Customer’s fiat currency deposits in Customer Omnibus Accounts that do not receive any interest, and (ii) Gemini may hold some or all of Customer’s fiat currency deposits in Customer Omnibus Accounts and/or Gemini dollar Accounts that do receive interest and/or other earnings and, in such case, Customer agrees to pay Gemini a fee equal to the amount of any such interest and/or other earnings attributable or allocable to Customer’s fiat currency deposits as payment for the services we provide to Customer under this Agreement. Customer agrees and understands that Gemini shall collect any such payment, equal to the amount of such allocable interest and/or other earnings, simultaneously upon being paid such interest and/or other earnings to Gemini’s Customer Omnibus Accounts and/or Gemini dollar Accounts. In addition, you agree and understand that Gemini may receive compensation for its Customer Omnibus Accounts and/or Gemini dollar Accounts, either in the form of services provided at a reduced rate, the payment of a referral fee, or otherwise. Any such compensation will be retained by Gemini and Customer agrees and understands that it will not receive any portion of such compensation.

(g)               Customer should note the following information about each of Gemini’s Customer Omnibus Accounts and Gemini dollar Accounts:

i.                  In accepting Customer’s fiat currency deposits, Gemini is acting as a custodian;

ii.                  Gemini does not have a reversionary interest in any of our Customer Omnibus Accounts or Gemini dollar Accounts;

Fiat Account Schedule

1

iii.                     Customer’s rights in Gemini’s Customer Omnibus Accounts and/or Gemini dollar Accounts are limited to the specific amount of fiat currency in Customer’s Fiat Account;

iv.                     Customer directs the movement of fiat currency into and out of Gemini’s Customer Omnibus Accounts by providing direction to Gemini through Gemini as specified in this Agreement.

v.                     Customer directs the movement of fiat currency into and out of Gemini’s Gemini dollar Accounts by providing direction to Gemini through Gemini to create or redeem Gemini dollars;

vi.                     To the extent that interest and/or other earnings are attributable or allocable to Customer’s fiat currency deposits held across Gemini’s Customer Omnibus Accounts and/or across Gemini’s Gemini dollar accounts, Customer agrees to pay Gemini a fee equal to the amount of any such interest and/or other earnings as payment for the services Gemini provides to Customer under this Agreement, which Customer agrees and understands that Gemini shall collect simultaneously upon being paid such interest and/or other earnings to its Customer Omnibus Accounts and/or Gemini dollar Accounts;

vii.                     Gemini’s Customer Omnibus Accounts and Gemini dollar Accounts are comprised of fiat currency belonging to Customer and other Gemini Customers;

viii.                     Gemini’s Banks and financial institutions accept instruction only from Gemini and its agents and will not accept any instruction from Customer; and

ix.                     Gemini’s Banks and financial institutions do not act as custodians for Digital Assets, and are not involved in Gemini’s Digital Asset exchange activities or in the oversight of such activities.

2.                  FDIC Insurance.

(a)               U.S. dollar deposits in Customer’s Fiat Account held in one or more Omnibus Accounts at one or more Banks located in the United States are held with the intention that they be eligible for Federal Deposit Insurance Corporation (“FDIC”) “pass-through” deposit insurance, subject to the Standard Maximum Deposit Insurance Amount per FDIC regulations (currently $250,000 per eligible Gemini Customer) and other applicable limitations. Gemini’s policy is to comply, in good faith, with the regulations and other requirements of the FDIC for pass-through deposit insurance, including those contained in 12 C.F.R. § 330. Non U.S. dollar deposits held at any Banks or financial institutions, as well as U.S dollar deposits held at Banks or financial institutions located outside of the United States, may not be subject to or eligible for FDIC deposit insurance.

(b)               Certain circumstances may require Gemini to transfer fiat currency between two or more of Gemini’s Omnibus Accounts or terminate its relationship with one of its Banks. Movements of fiat currency between Omnibus Accounts are recorded in detail and will not affect the available balance in the Fiat Account of Customer’s Gemini Account or jeopardize the availability of FDIC insurance, subject to applicable limitations.

(c)               If Customer is a U.K. user, it should note that if U.S. dollar deposits are held in an Omnibus Account at a Bank located in the United States, Customer is not entitled to lodge a complaint with the UK Financial Ombudsman Service (“FOS”) with respect to these U.S. dollar deposits, however, Customer may be entitled to lodge a complaint with the U.S. Consumer Financial Protection Bureau (“CFPB”).

3.                  Deposits and Withdrawals. Gemini will email Customer receipt confirmation for all deposits and withdrawals.

(a)               Fiat Currency Deposits. Gemini does not accept fiat currency deposits from third parties for Customer’s benefit. Fiat currency deposits are only accepted from: (i) bank accounts that have successfully completed Gemini’s BSA/AML Program, (ii) are in the name of an individual or institution named on the Gemini Account, and (iii) are domiciled in the country of residence of the individual or institution named on the Gemini Account (each, a “User Bank Account”).If a fiat currency deposit does not originate from a User Bank Account, it will be rejected and returned immediately.

Fiat Account Schedule

2

(b)               Wire Deposits. Gemini accepts wire deposits from User Bank Accounts. Wire deposits are made available for trading as soon as they settle to one of Gemini’s Customer Omnibus Accounts; however, Gemini reserves the right to hold funds in the amount of the wire deposit and/or Digital Assets sufficient to cover these funds, which may exceed the amount of funds from the wire deposit based on Gemini’s assessment of potential fluctuations of the price of such Digital Assets, and to prevent withdrawal until the wire deposit is considered settled (typically within one Business Day). Once Customer’s wire deposit is considered settled, Customer will be able to withdraw these funds and any such Digital Assets. Wire deposits sent before 3pm ET by domestic wire from Customer’s User Bank Account will typically settle and be credited to its Gemini Account on the same day or next Business Day. Wire deposits may not be credited outside of normal banking hours. Customer agrees and understands that wire deposit settlement times are subject to bank holidays, the internal processes and jurisdiction of Customer’s bank, and the internal processes of Gemini’s Banks and financial institutions. Customer further agrees and understands that in certain situations, wire deposit settlement times may be delayed in connection with Downtime or disruptions to Gemini Service Providers.

(c)               ACH Deposits. Gemini accepts Automated Clearing House (“ACH”) deposits from User Bank Accounts. ACH deposits are made available for trading immediately; however, Gemini reserves the right to hold funds in the amount of the ACH deposit and/or Digital Assets sufficient to cover the funds, which may exceed the amount of funds from the ACH deposit based on Gemini’s assessment of potential fluctuations of the price of such Digital Assets, and to prevent withdrawal until the ACH deposit is considered settled (typically within four to five Business Days). Once Customer’s ACH deposit is considered settled, it will be able to withdraw these funds and any such Digital Assets. Customer agrees and understands that ACH deposit settlement times are subject to bank holidays, the internal processes and jurisdiction of Customer’s bank, and the internal processes of Gemini’s Banks. Customer further agrees and understands that in certain situations, ACH deposit settlement times may be delayed in connection with Downtime or disruptions to Gemini Service Providers. If Customer’s ACH deposit is returned to its bank, Gemini reserves the right to avail itself of remedies set forth in this Agreement to recover any amount owed to Gemini.

(d)               ACH Deposit Limits. Customer agrees and understands that Gemini reserves the right to increase and/or decrease Customer’s daily and monthly ACH deposit limits, in Gemini’s sole discretion and without notice.

(e)               Fiat Currency Withdrawals. Fiat currency withdrawals are only permitted to User Bank Accounts. Customer’s initiation of a fiat currency withdrawal using its User Account login credentials and other required forms of authentication, when applicable, will be deemed to be Customer’s authorization for Gemini to execute any such withdrawal.

(f)                Wire Withdrawals. Gemini processes wire withdrawals to User Bank Accounts. Wire withdrawals initiated before 3pm ET will typically be processed on the same day or next Business Day. Wire withdrawals may not be processed outside of normal banking hours. Gemini cannot guarantee that Customer will be able to cancel a wire withdrawal instruction. Gemini is not liable to Customer if, for any reason, it does not cancel a wire withdrawal. Customer agrees and understands that wire withdrawal transfer times are subject to bank holidays, the internal processes and jurisdiction of Customer’s bank, and the internal processes of Gemini’s Banks and financial institutions. Customer further agrees and understands that in certain situations, wire withdrawal transfer times may be delayed in connection with Downtime or disruptions to Gemini Service Providers.

(g)               ACH Withdrawals. Gemini processes ACH withdrawals to User Bank Accounts. ACH withdrawals initiated before 3pm ET will typically be processed on the same day or next Business Day. ACH withdrawals may not be processed outside of normal banking hours. Gemini cannot guarantee that Customer will be able to cancel an ACH withdrawal instruction. Gemini is not liable to Customer if, for any reason, Gemini does not cancel an ACH withdrawal. Customer agrees and understands that ACH withdrawal transfer times are subject to bank holidays, the internal processes and jurisdiction of Customer’s bank, and the internal processes of Gemini’s Banks. Customer further agrees and understands that in certain situations, ACH withdrawal transfer times may be delayed in connection with Downtime or disruptions to Gemini Service Providers.

Fiat Account Schedule

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Appendix B–Account Access Schedule

This Account Access Schedule (“Account Access Schedule”) forms a part of and is subject to the terms of the Agreement. Terms used in this Account Access Schedule but not defined herein have the meaning as defined in the Agreement. This Account Access Schedule sets out technological requirements for Customer’s access of its Gemini Account and the Gemini Platform.

1.	Account Access.

(a)               Customer is only permitted to access its Gemini Account using its User Account login credentials and other required forms of authentication. Gemini requires multi-factor authentication to keep Customer’s User Account safe and secure. As a result, Customer is required to use at least two forms of authentication when accessing its User Account and performing certain operations in its Gemini Account. Forms of multi-factor authentication in addition to Customer’s login credentials may include verification tokens delivered through short message service (“SMS”) or a specified and supported two-factor authentication (“2FA”) application. If Customer chooses to install and use a 2FA application on a device (e.g., phone or tablet) on which the operating system has been tampered with in any way, Customer does so at its own risk. This includes, but is not limited to, a “rooted” (Android) or “jailbroken” (iOS) device. Gemini reserves the right in its sole discretion to prohibit access from or by any device on which the operating system has been or is suspected of having been modified or tampered with. Customer agrees that Gemini may provide Customer’s 2FA data to a third-party service provider in order to help Gemini authenticate Customer.

(b)               Customer agrees that its User Account login credentials and any other required forms of authentication, where applicable, have been chosen by Customer, when applicable. Customer also agrees to keep its User Account login credentials and any other required forms of authentication, including its API keys, confidential and separate from each other, as well as separate from any other information or documents relating to its Gemini Account and its User Account.

(c)               Customer agrees and understands that it is solely responsible (and will not hold Gemini responsible) for managing and maintaining the security of its User Account login credentials and any other required forms of authentication, including its API keys. Customer further agrees and understands that, Gemini is not responsible (and Customer will not hold Gemini responsible) for any unauthorized access to or use of Customer’s User Account and/or its Gemini Account provided that such unauthorized access or use is as a result of Customer actions and not as a result of any failure by Gemini to meet the Standard or Care in providing services under this Agreement.

2.                  Account Access Schedule. Gemini may update or otherwise modify this Account Access Schedule at any time with reasonable prior notice to Customer.

Account Access Schedule

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Exhibit 1: Custodial Fee Schedule

Custody Fee:	Gemini shall calculate the Custody Fee by applying the applicable Custody Rate to the Daily Balance of all Assets held by Gemini as custodian, on an aggregate basis, calculated each calendar day at 4:00pm Eastern Time based on the USD value of Digital Asset Accounts held by Gemini as the sum, across each Digital Asset of: (x) the prevailing market price for each Digital Asset (y) multiplied by the Asset balance at such time (the “Daily Balance”). The Custody Fee shall be the sum of all such daily calculations accruing until paid by Customer, subject to the Monthly Fee Floor provided below. The custody rate is assessed as a marginal rate and divided into tiers provided below based on the aggregate Asset holdings for all Assets held by Gemini as custodian, as set forth below (the “Custody Rate”): Notional USD of Aggregate Assets Under Custody Custody Rate (Annualized based on an actual/365 basis) [***] [***]

Monthly Fee Floor	Customers will incur the % annualized Custody Fee according to the Custody Rate provided above, [***]

Administrative Withdrawal Fee:	[***]